Execution Version

STOCK PURCHASE AGREEMENT

by and among

KMS Financial Services, Inc.,

the Shareholders of KMS Financial Services, Inc.

and

Ladenburg Thalmann Financial Services Inc.

Dated as of August 8, 2014

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2014, by and among KMS Financial Services, Inc., a Washington corporation (“Company”), the Company’s shareholders named on Annex A hereto (collectively, the “Principal Shareholders), the other shareholders of the Company (“Non-Principal Shareholders,” and, collectively with the Principal Shareholders, the “Sellers”) and Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Parent”). Capitalized terms used herein, but not otherwise defined herein, are defined in ARTICLE I.

R E C I T A L S:

WHEREAS, the Company is a privately owned broker-dealer and registered investment advisor serving investors through a network of independent contractor professionals (the “Business”);

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, no par value per share, of the Company (“Company Shares”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers proposes to sell to Parent, and Parent proposes to purchase from Sellers, all of the Company Shares (the “Transaction”);

WHEREAS, concurrently with the execution of this Agreement, the individuals listed on Annex B hereto are entering into employment agreements with the Company in connection with the Transaction in the forms of Exhibit A-1, Exhibit A-2 and Exhibit B hereto, pursuant to which such individuals shall serve the Company in the indicated officer positions immediately following the Transaction (collectively, the “Management Employment Agreements”); and

WHEREAS, the Company, Sellers and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definition of Certain Terms. The terms defined in this ARTICLE I shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreed Value” means $3.47 per share of Parent Common Stock.

“Assets” means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by the Company or its Subsidiaries or used or held for use by the Company or its Subsidiaries in connection with the Business.

“business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

“Closing Date” means the date upon which the Closing occurs.

“Change in Control” means the occurrence of one of the following events:

(a) With respect to Parent:

(i)	consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock or any other similar corporate event of Parent (a “Business Combination”), unless, in each case, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of Parent voting stock entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent’s stock or all or substantially all of its assets either directly or through one or more subsidiaries); or

(ii)	approval by the board of directors of Parent of a complete dissolution or liquidation of Parent; or

(iii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of Parent’ outstanding securities eligible to vote for election of the board of directors of LTFS.

(b) With respect to the Company:

(i)	consummation of a Business Combination, in each case, unless following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Company’s stock entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or

(ii)	a sale of substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind or any Law, Contract, commitment or undertaking.

“Disclosure Letter” means the disclosure letter delivered to Parent prior to the execution of this Agreement (as it may be supplemented by mutual written agreement prior to the Closing) that sets forth specific exclusions to the representations, warranties and covenants of the Company, the Principal Shareholders and the Sellers in the Agreement and certain other information required by this Agreement.

“Environmental Law” means any federal, state, local or foreign Law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety, or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, or contamination.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (a) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest; (b) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (a); (c) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (a) or (b); and (d) any contract to grant, issue, award, convey or sell any of the foregoing.

"Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent), including, without limitation, all self-regulatory organizations.

“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination, request or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance that is, in relevant form or concentration: (a) limited, prohibited or regulated pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations for cash overdrafts; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Knowledge” means, when used with respect to the Company, the actual knowledge of any of Mark Hamby, Eric Westberg, Tracy “Ace” Forsythe or Kenneth Paulsen.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

“Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or other similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than as a result of U.S. securities Laws.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the business, Assets, Liabilities, financial condition, prospects or results of operations of a party and its subsidiaries taken as a whole; provided, however, that that the foregoing shall not include any event, circumstance, change or effect resulting from (a) any change in law, rule or regulation or GAAP or interpretations thereof; (b) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on such party and its subsidiaries; (c) general changes in the securities industry, except those events, circumstances, changes or effects that adversely affect such party and its subsidiaries to a materially greater extent than they affect other entities operating in the securities industry; or (d) the public announcement of the transactions contemplated hereby.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents including limited liability company operating agreements and partnership agreements.

"Parent Common Stock” means the common stock, par value $.0001, of Parent.

"Parties” means the Company and Sellers, on the one hand, and Parent, on the other hand.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (a) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days; (c) pledges or deposits made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, or similar legislation or to secure public or statutory obligations; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Permitted Transfer” means, with respect to any Person, any Transfer by such Person to: (a) any Affiliate of such Person; and (b) if such Person is a natural person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such Person, (ii) any spouse or former spouse of any of such Person or any such descendant, ancestor or sibling of such Person, (iii) any legal representative or estate of such Person or any such descendant, ancestor or sibling of such Person, (iv) any trust maintained for the benefit of such Person or any such descendant, ancestor or sibling of such Person and (v) any corporation, private charitable foundation or other organization controlled by such Person or any such descendant, ancestor or sibling of such Person; and (c) any of the Indemnified Parties pursuant to Section 8.5 hereof; provided, however, that, except for transfers to any such Indemnified Parties, in each case, the transferee agrees in writing to comply with the provisions of Section 2.4 hereof.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Agreement” means the Company’s shareholders agreement, dated January 1, 2008, by and among Mark Hamby, Kenneth Snider, Kenneth Paulsen, Eric Westberg, Sandra Harley, David Lawrence, Aileen Krohn, Tracy Forsythe, Cailen Campbell, Mark Zellerhoff, Casey Dougherty and Julie Scott.

“Subsidiary” means,with respect to any Person (other than a natural Person), any other Person of which (a) the first mentioned Person or any Subsidiary thereof is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries; or (c) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.

“Tax Return” means all returns, information returns, estimates, declarations, statements, certifications, forms, reports or other information (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority relating to Taxes.

“Taxes” means (a) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other charges whatsoever, including, without limitation, all income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers’ compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Entity responsible for the imposition of any Tax (foreign or domestic) (a “Taxing Authority”); and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.

"Transaction Consideration” means, collectively, the Cash Purchase Price, the Transaction Notes and the Stock Consideration (each as defined in Section 2.1(a) hereof).

“Transaction Documents” means, collectively, this Agreement, the Management Employment Agreements, the Transaction Notes, and the Terminations and Releases prescribed by Section 6.8 hereof.

“Transfer” means any direct or indirect offer, sale, pledge, assignment, swap, hypothecation or other disposition or encumbrance, or any contract to sell, any option or contract to purchase, any grant or warrant to purchase, or any loan or other transfer or disposition, whether done voluntarily or involuntarily, whether done with or without consideration and whether the Transfer is of the asset itself or any economic rights therein.

ARTICLE II
THE TRANSACTION; CLOSING

2.1 Purchase and Sale of Company Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall purchase from Sellers, and Sellers shall sell, assign, transfer and deliver to Parent, all of the Company Shares, free and clear of any Liens. At the Closing, in consideration for the sale and transfer of the Company Shares by Sellers to Parent, Parent shall pay to Sellers the following: (i) an aggregate amount in cash equal to $11,000,000 (the “Cash Purchase Price”), (ii) promissory notes made by Parent in the aggregate principal amount of $8,000,000 in substantially the form of Exhibit C hereto (“Transaction Notes”), and (iii) 1,440,922 shares of Parent Common Stock (the “Stock Consideration”).

(b) Certificates evidencing the Stock Consideration shall bear customary transfer restrictions and shall note the restrictions and obligations set forth in Section 2.4 hereof.

(c) The Transaction Consideration shall be allocated and delivered to each Seller as provided in Schedule 2.1(c) of the Disclosure Letter.

2.2 Closing.

(a) The closing of the Transaction and the other transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, at 10:00 a.m., New York City time, not later than the second business day following the satisfaction or waiver of the conditions set forth in ARTICLE VII or at such other place, time and date as the parties may agree. Unless the parties agree otherwise, the Closing shall be deemed to have occurred at the close of business local time in each applicable jurisdiction on the Closing Date.

(b) At the Closing, Parent shall deliver, or cause to be delivered, to the applicable Sellers the following:

(i) the Cash Purchase Price by wire transfer of immediately available funds in the respective amounts and to the accounts designated next to each Seller’s name in Schedule 2.2(b)(i) of the Disclosure Letter,

(ii) the Transaction Notes by issuance of such notes in the respective principal amounts and in the names of the Sellers in Schedule 2.2(b)(ii) of the Disclosure Letter,

(iii) the Stock Consideration by issuance to the Parent’s transfer agent of irrevocable instructions to issue and deliver, at Seller’s option and upon Seller’s written direction, either promptly following the Closing or at one or more specified dates in the future, to the Sellers certificates representing shares of Parent Common Stock in the respective amounts and in the names of the Sellers in Schedule 2.2(b)(iii) of the Disclosure Letter to the respective addresses of Sellers as indicated in such Schedule,

(iv) the officer’s certificate prescribed by Section 7.2(d) hereof,

(v) an incumbency and authority certificate from the duly appointed secretary of Parent in such form as shall be reasonably satisfactory to Sellers, and

(vi) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.

(c) At the Closing, the Company and Sellers shall deliver or cause to be delivered to Parent the following:

(i) Records of stock ownership, certified by the Company’s Chief Executive Officer and Chief Financial Officer, evidencing and representing all of the Company Shares for transfer to Parent, together with executed assignments by all Sellers,

(ii) all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Company and its Subsidiaries,

(iii) the Terminations prescribed by Section 6.8(a) hereof,

(iv) the Releases prescribed by Section 6.8(b) hereof,

(v) the officer’s certificate prescribed by Section 7.3(c) hereof,

(vi) the resignations of the directors of the Company identified in Schedule 2.2(c)(vi) of the Disclosure Letter,

(vii) an incumbency and authority certificate from the duly appointed secretary of the Company in such form as shall be reasonably satisfactory to Parent,

(viii) the opinion of counsel to the Company and the Sellers in the form of Exhibit D hereto, and

(ix) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Parent.

2.3 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a Party.

2.4 Lock-Up.

(a) Each Seller receiving Stock Consideration agrees that, except for a Permitted Transfer or as provided in Section 2.4(b), below, such Seller shall not Transfer any of the Stock Consideration (the “Restricted Shares”).

(b) Notwithstanding the foregoing, one-third of the Restricted Shares issued to each Seller shall no longer be subject to the foregoing transfer restrictions beginning on the one-year anniversary of the Closing Date; an additional one-third of the Restricted Shares issued to each Seller shall no longer be subject to the foregoing transfer restrictions beginning on the two-year anniversary of the Closing Date; and the final one-third of the Restricted Shares issued to each Seller shall no longer be subject to the foregoing transfer restrictions beginning on the three-year anniversary of the Closing Date; provided, however, that in the event of any Change of Control (other than under clause (a)(iii) of the “Change of Control” definition in ARTICLE I hereof), all Restricted Shares issued to each Seller shall be no longer be subject to the foregoing transaction restrictions beginning as of the closing date of the first transaction or series of related transactions that constitutes such a Change of Control.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

The Company and the Principal Shareholders jointly and severally represent and warrant to Parent that:

3.1 Company/Corporate Matters.

(a) Organization. The Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, each has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and each is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company is set forth in Schedule 3.1(a) of the Disclosure Letter.

(b) Organizational Documents. The Company has furnished to Parent a complete and correct copy of the Organizational Documents of the Company and each Subsidiary, in each case as currently in effect. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to, or binding upon, the Company or any Subsidiary. The Company has made available to Parent complete and correct copies of the minutes of the meetings or written consents of the shareholders, members, partners (or other equity holders) and the board of directors (or similar bodies) and any committee thereof of the Company and each Subsidiary.

(c) Company Shares. There are 6,568 Company Shares outstanding on a fully diluted basis and these constitute all outstanding Equity Securities of the Company and same have all been duly authorized and are validly issued. The Company Shares are not currently certificated. There are no other Equity Securities of the Company outstanding. The Company has no outstanding options, warrants, convertible debt and other derivative securities of the Company that entitle any person to acquire Equity Securities of the Company. The Transaction as contemplated by this Agreement is not subject to and the consummation of the Transaction will not trigger or give rise to any preemptive right, right of first refusal or other similar right or restriction, except those which are specifically listed in Schedule 3.1(c) of the Disclosure Letter, all of which have been waived in writing and copies of which writing has been provided to Parent.

(d) Company Subsidiaries. The Company represents and warrants that all of the Equity Securities of each Subsidiary that are issued and outstanding are owned by the Company or a direct, wholly owned Subsidiary of the Company. All issued and outstanding Equity Securities of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of any Liens. There are no issued and outstanding Equity Securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any Equity Securities of any Subsidiary.

(e) Agreements with Respect to Equity Securities of the Company. The Company represents and warrants that, except as specifically set forth in Schedule 3.1(e) of the Disclosure Letter, there are no, and neither the Company nor any Subsidiary is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the Company or any Subsidiary, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of the Company or any Subsidiary, (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of the Company or any Subsidiary, or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Company or any Subsidiary. All of the agreements described in Schedule 3.1(e) have been either waived in connection with the Transaction or shall terminate upon consummation of the Transaction.

(f) No Equity Interests or Other Outstanding Investment Obligations. Except with respect to the ownership of Equity Securities of each Subsidiary as set forth in Schedule 3.1(f) of the Disclosure Letter, neither the Company nor any Subsidiary owns, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. Neither the Company nor any Subsidiary is a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. There are no outstanding obligations of the Company or any Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Company nor any Subsidiary currently has outstanding any such investment or provision of funds, to any other Person. To the Knowledge of the Company, no Person is in default with respect to such Person’s obligation to repay any loan to the Company or any Subsidiary.

(g) Consents. Except for required FINRA approvals and except as set forth in Schedule 3.1(g) of the Disclosure Letter (the “Required Consents”), no Consent of or with any Governmental Entity or third Person (in respect of any Contracts to which the Company or any Subsidiary is a party by which one or more of them is bound or to which their Assets are subject) is required to be obtained, made or effected by or with respect to Sellers, the Company or any Subsidiary in connection with the execution and delivery of this Agreement by Sellers or the Company or the performance of their obligations hereunder.

(h) Due Authorization. (i) The Company and each Principal Shareholder has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby, (ii) the execution, delivery and performance by the Company and each Principal Shareholder of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action of each of the Company and the Principal Shareholder, (iii) this Agreement has been duly executed and delivered by each of the Company and the Principal Shareholders, and (iv) assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of each of the Company and each of the Principal Shareholders, enforceable against each of the Company and each of the Principal Shareholders in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(i) No Conflicts. The execution and delivery of this Agreement by the Company and each of the Principal Shareholders, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby will not (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under (A) the Organizational Documents of the Company or any Principal Shareholder or (B) any Law, Governmental Order or Permit to which the Company or any Principal Shareholder is a party or by which the Company or any Principal Shareholder or his, her or its respective properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company or any Principal Shareholder to consummate the transactions contemplated hereby, (ii) result in the creation of, or give any third party the right to create, any material Lien upon the assets of the Company or any Principal Shareholder or any Subsidiary, (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which the Company or any Subsidiary or Principal Shareholder is a party, or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any material permit, license, qualification, authorization or approval applicable to that Seller or any Subsidiary.

3.2 Financial Statements; Books and Records; Internal Controls.

(a) The Company has provided to Parent correct and complete copies of the audited consolidated balance sheets of Company and the Subsidiaries as of December 31, 2013, December 31, 2012 and December 2011, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the partial year then ended (including the notes thereto) (collectively, “Audited Financial Statements”). The Audited Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Audited Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Audited Financial Statements were so required to be filed, and (iii) present fairly, in all material respects, the financial conditions and the results of operations of the Company and the Subsidiaries as at the dates thereof and for the periods then ended.

(b) The Company has provided to Parent complete and correct copies of monthly unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Subsidiaries for each month from January 1, 2014 to June 30, 2014, and unaudited consolidated balance sheets of the Company and the Subsidiaries as at the end of such period (collectively, “Company Unaudited Financial Statements” and, together with the Audited Financial Statements, “Financial Statements”). The Company Unaudited Financial Statements (i) have been prepared in accordance with GAAP (except that the Company Unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by GAAP) applied on a consistent basis throughout the periods covered thereby, (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Company Unaudited Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Company Unaudited Financial Statements were so required to be filed, and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of operation, changes in shareholders’ equity and cash flows of the Company and the Subsidiaries for the periods then ended, subject to normal year-end adjustments.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) the transactions of the Company are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2010, to the Knowledge of the Company, no director, officer, employee, registered representative, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Since January 1, 2010, there have been no internal investigations outside the course of customary review processes and procedures regarding the accounting or revenue recognition practices of the Company.

(e) The books of account and other similar financial books and records of the Company and its Subsidiaries have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to Parent.

(f) The books of account and other similar financial books and records of the Company and its Subsidiaries have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to Parent.

(g) Annex C hereto sets forth an accurate summary of the terms of certain obligations of the Company, including under a subordinated note in the principal amount of $600,000 and the monthly retirement payment obligations, owed by the Company to one of the Company’s founders. The Company is and has been at all times in compliance with the agreements governing these obligations.

(h) Except as otherwise expressly noted in the Financial Statements or set forth in Schedule 3.2(h) of the Disclosure Letter, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Knowledge of the Company, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are, to the Knowledge of Company, not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are, to the Knowledge of the Company, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Subsidiary.

3.3 Absence of Undisclosed Liabilities. The Company and the Subsidiaries do not have any Liabilities, except for Liabilities (i) reflected or reserved against in the Financial Statements, (ii) disclosed in Schedule 3.3 of the Disclosure Letter, or (iii) incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2013 that, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Company and the Subsidiaries,

3.4 Events Subsequent to Latest Financial Statements. Since December 31, 2013, (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or could reasonably be expected to have or result in a Material Adverse Effect. Since December 31, 2013, neither the Company nor any Subsidiary has declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, Equity Securities other than those distributions listed in Schedule 3.4 of the Disclosure Letter.

3.5 Taxes.

(a) The Company and each Subsidiary (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member) has timely filed all federal and foreign, state and local Tax Returns that are required to be filed by it and all such Tax Returns are true and correct in all material respects. For each taxable year or period (“Tax Period”) of the Company and its Subsidiaries ended on or after December 31, 2009, the Company has made available to Parent correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary.

(b) No Taxing Authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes. Except as set forth in Schedule 3.5(b) of the Disclosure Letter, there are no current audits of any Tax Return filed by the Company or any Subsidiary, and neither the Company nor any Subsidiary has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any Subsidiary is in force. No waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(c) All Taxes which the Company or any Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).

(d) Neither the Company nor any Subsidiary has any liability for any Taxes of any Person other than the Company or such Subsidiary (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(e) There are no Liens on any of the Assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

(f) The Tax Periods of the Company and each Subsidiary for all U.S. federal, foreign, state and local income Taxes end on December 31.

(g) Neither the Company nor any Subsidiary is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.

(h) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 3.5(h) of the Disclosure Letter contains a list of all jurisdictions to which any Taxes are properly payable by the Company or any Subsidiary.

(i) All registered representatives of the Company or any Subsidiary are classified as independent contractors for tax purposes in accordance with existing industry practices (i.e., consistent with the criteria relied upon by other businesses controlled by Parent and otherwise that have the same or similar independent contractor business model as the Company).

(j) No property of the Company or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or property that the Company or any Subsidiary will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(k) Schedule 3.5(k) of the Disclosure Letter sets forth each jurisdiction in which each Seller has nexus and is required to file a state or local Tax Return.

3.6 Litigation. Except as set forth in Schedule 3.6 of the Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

3.7 Compliance with Laws; Permits; Customer Complaints.

(a) Since their respective dates of formation, the business of the Company and each Subsidiary has not been, and is not being, conducted in violation of any applicable federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), other than such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries. Neither the Company nor any Subsidiary or any of their respective assets or properties is subject to any material Governmental Order. The Company and the Subsidiaries have not received any notice from any applicable Governmental Entity, and to the Knowledge of the Company, none is threatened, alleging that the Company or any Subsidiary is violating or has violated, or is not complying or has not complied with, any of the foregoing.

(b) The Company and each Subsidiary has all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted (“Permits”). All Permits are in full force and effect. Except as set forth in Schedule 3.7(b) of the Disclosure Letter, there has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and neither the Company nor any Subsidiary has received any notice, and there has been no action, suit or proceeding filed, commenced or, to the Knowledge of the Company, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Company and each Subsidiary have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect.

(c) Customer complaints reportable on Form U-4 which have been made since January 1, 2010 against the Company, any of its Subsidiaries, any registered investment advisers that are affiliated with the Company or any of its Subsidiaries or any of their respective registered representatives are set forth in Schedule 3.7(c) of the Disclosure Letter and copies of each such complaint have been furnished or made available to Parent. Except as set forth in Schedule 3.6 of the Disclosure Letter, no such complaints are pending, or to the Knowledge of the Company threatened, as of the date of this Agreement.

3.8 Employee Benefits.

(a) Schedule 3.8(a) of the Disclosure Letter sets forth all benefit or compensation plans, programs, practices (e.g., payroll practices), employment agreements and other contracts, policies or arrangements covering current or former employees of the Company and any Subsidiary (“Employees”) or with respect to which the Company or any Subsidiary has any Liability for such Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Benefit Plan”). The Company has furnished or made available to Parent true and complete copies of the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan.

(b) The Benefit Plans have been operated and maintained in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws and all tax Liabilities and penalties related to the Benefit Plans have been satisfied.

(c) There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, the Benefit Plans which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, approval of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will, under the terms of the Benefit Plans, (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, the Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate the Benefit Plans, or (iv) result in payments under the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

3.9 Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to any Employees and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees.

3.10 Real Property.

(a) Other than as set forth in Schedule 3.10(a) of the Disclosure Letter, neither the Company nor any Subsidiary owns any real property.

(b) Other than as set forth in Schedule 3.10(b) of the Disclosure Letter, neither the Company nor any Subsidiary is party to any real property leases or subleases. Sellers have provided to Parent a complete and correct copy of each lease or sublease set forth in Schedule 3.10(b) of the Disclosure Letter and any and all material ancillary documents pertaining thereto to which the Company or any Subsidiary is a party or is bound. Each lease set forth in Schedule 3.10(b) of the Disclosure Letter is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord or counterparty which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company or any Subsidiary under any such lease. Neither the Company nor any Subsidiary has assigned or sublet its interest under any such lease.

(c) Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, the Company and each Subsidiary own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the Assets and properties of any kind or nature reasonably necessary for the conduct of the Business as presently conducted.

(d) To the Knowledge of the Company (i) the property subject to the leases set forth in Schedule 3.10(b) of the Disclosure Letter is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used and (ii) the Company has rights of egress and ingress with respect to such leases that is sufficient for it to conduct the Business consistent with past practice.

3.11 Tangible Personal Property. The Company or the applicable Subsidiaries have good, valid and marketable title to or, in the case of leased Assets, a valid, binding and enforceable leasehold interest in, all tangible Assets reflected on the audited combined balance sheet dated December 31, 2013 as being owned by the Company or any Subsidiary or purchased or acquired by the Company or any Subsidiary after December 31, 2013 (except for tangible Assets sold since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens other than Permitted Liens.

3.12 Intellectual Property. All material trademarks, trade names, copyrights, Internet Domain names and applications therefor (“Intellectual Property”) used in the operation of the Business and the activities of the Company and its Subsidiaries (other than packaged computer software that is used materially in accordance with the licenses therefor) are owned by or registered in the name of the Company or the Subsidiaries. No interest in any of such Intellectual Property has been assigned, transferred or licensed to any Person by the Company or any Subsidiary, and, to the Knowledge of the Company, there is no infringement or asserted infringement by any Person of any Intellectual Property of another the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No claim is pending by the Company or any Subsidiary against others to the effect that the present or past operations of such Person infringes upon or conflict with the rights of the Company any Subsidiary to the Intellectual Property, and to the Knowledge of the Company, no reasonable grounds for such action exist. There are no pending or, to the Knowledge of Company threatened, threats of cancellation or revocations of any agreement granting to the Company or any Subsidiary any Intellectual Property right of a third person, which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect.

3.13 Contracts. Schedule 3.13 of the Disclosure Letter lists all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective Assets is bound or otherwise subject (other than Organizational Documents and Intellectual Property agreements):

(a) each Contract which (i) is reasonably likely to involve consideration or Indebtedness of more than $25,000, in the aggregate over the term of such Contract, (ii) has a term longer than two years, or (iii) is exclusive, or which, in any case, cannot be cancelled without penalty or further payment and without more than 90 days’ notice;

(b) any Contract between the Company or any Affiliate thereof, on the one hand, and any Seller or any Affiliate thereof or any Affiliate of the Company, on the other hand; or any Contract between any of the Sellers respecting any of the Assets of the Company or any Affiliate thereof;

(c) any shareholder or voting agreement or similar agreement;

(d) any Contract with any institutional client or institutional customer of the Company or any Subsidiary;

(e) any agreements with customers relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit, real property leases, Benefit Plans, and all material insurance policies maintained by the Company and any Subsidiary and which are in force as of the date hereof;

(f) all Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar Contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions;

(g) all Contracts that limit, or purport to limit, the ability of the Company or any Subsidiary before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

(h) any joint venture or strategic partnership agreement or similar arrangement;

(i) any Contract relating to the acquisition or disposition of Assets of the Company or any Subsidiary made outside of the ordinary course of business;

(j) all other material Contracts not made in the ordinary course of business; and

(k) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary, or the absence of which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

The Company has provided to Parent complete and correct copies of all of the Material Contracts. Each Material Contract is in full force and effect and, to the Knowledge of the Company, valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles. None of the Company, the Subsidiaries or, to the Knowledge of the Company, any other Person is in breach or violation of, or default under, any Material Contract. To the Knowledge of the Company, no event has occurred which would, and the consummation of the transactions contemplated hereby will not, result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.

3.14 Affiliate Transactions. Except as described in the notes to the Financial Statements, there are no transactions or agreements between the Company or any Subsidiary, on the one hand, and any Affiliate or partner, employee, officer or director of the Company, on the other, that require the fulfillment of any obligations, Liabilities or payments by the Company or any Subsidiary on or after the Closing Date.

3.15 Brokers, Finders. There is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of the Company or any Principal Shareholder who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

3.16 Certain Brokerage Matters

(a) The Company is, and at all times since commencing brokerage activities has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or material impediment to the conduct of its business by reason of the failure to be so registered, licensed or qualified.

(b) The Company does not have in effect any “soft dollar” arrangements with any of its customers that do not come within the “safe harbor” provisions of Section 28(e) of the Exchange Act.

(c) To the Knowledge of the Company, all sales literature used by the Company since January 1, 2009 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.

(d) The Company is a member in good standing with FINRA and, except as set forth in Schedule 3.16(d) of the Disclosure Letter, there has not been, since January 1, 2009, nor is there currently pending or, to the Company’s Knowledge, threatened in writing, any disciplinary proceeding undertaken by FINRA concerning the Company or, to the Company’s Knowledge, any of its officers, directors, partners, employees, registered principals or registered representatives.

(e) The Company is registered with the Central Registration Depository under CRD number 3866.

(f) The Company is duly registered with the Security Investors Protection Corporation (“SIPC”) and has paid or has made adequate provision for the payment of all SIPC assessments as of and through December 31, 2014.

(g) Copies of the Uniform Application for Broker-Dealer Registration on Form BD of the Company on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended June 30 2014 has been filed by the Company with the SEC, and have been made available to Parent prior to the date of this Agreement. Such forms are in compliance in all material respects with the applicable requirements of the Exchange Act.

(h) The Company has been and is in compliance with the applicable net capital provisions of the Exchange Act and the applicable rules of all self-regulatory organizations including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements). The Company is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or client funds and securities. The Company has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

(i) The Company has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the 1934 Act. The Company has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures have been made available to Parent in the form in effect on the date of this Agreement.

(j) Neither the Company nor any of its directors, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or Order is pending against the Company or, the Knowledge of the Company, threatened against the Company, or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, to the Knowledge of the Company, neither the Company nor its directors, officers, employees, registered representatives or associated persons has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act).

(k) The Company has a “security entitlement” (as defined in the Uniform Commercial Code) in all securities or investments held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practices to secure its obligations. Such securities are valued on the Company’s books in accordance with GAAP.

(l) As of the date of this Agreement, the Company owes no fees or assessments to any self-regulatory organization for which bills have been received by it.

(m) Since January 1, 2009, the Company has not made any contributions or payments, or failed to disclose any other information, that would be required to be disclosed by the Company on Forms G-37/G-38t of the Municipal Securities Rulemaking Board (“MSRB”) or recorded by the Company or any Subsidiary pursuant to MSRB Rule G-8(a)(xvi).

(n) The Company is not acting as a specialist unit for any securities on any securities exchange.

(o) The Company currently has in effect a blanket broker-dealer fidelity bond as summarized in Schedule 3.16(o) of the Disclosure Letter.

(p) All swap, forward future, option, or any similar agreements or arrangements executed or arranged by the Company were entered into (i) in accordance with all applicable Laws and regulatory policies and (ii) with counter-parties believed by the Company at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of the Company and, to the Knowledge of the Company, such counter-parties, enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, such counter-parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

3.17 Investment Advisers.

(a) A copy of each of Part 1 and Part 2A of Form ADV of the Company on file with the SEC as of the date of this Agreement (the “Form ADVs”), have been made available to Parent. The Form ADVs comply in all material respects with the applicable requirements of the Investment Advisers Act.

(b) The Company (i) is, and at all times since it commenced investment advisory activities has been, duly registered as an “investment adviser” under the Investment Advisers Act and the Company has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, except for any failure to be registered or to have made any filing would not have a Material Adverse Effect and (ii) is, and at all times has been, in material compliance with all Laws requiring any such registration or filing and is not subject to any material liability or disability by reason of the failure to be so registered or to have made such filings. No Affiliate, director, officer, employee or registered representative of the Company thereof is, to the Knowledge of the Company, in connection with the performance of his or her duties on behalf of the Company, subject to any material liability or disability by reason of his or her failure to register.

(c) The Company has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to prevent violations of the Investment Advisers Act. The Company has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. Material exceptions to and material violations of such policies and procedures and code of ethics occurring since January 1, 2009 are set forth in Schedule 3.17(c) of the Company Disclosure Letter. Complete and correct copies of each of the policies and procedures and code of ethics have been made available to Parent in the form in effect on the date of this Agreement.

(d) Neither the Company nor, to the Knowledge of the Company, any other Person “associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with the Company has been convicted of any crime or subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser; nor, to the Knowledge of the Company, is there a current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such denial, suspension, revocation, or limitation. The facts and circumstances surrounding such disqualification (if any) have been disclosed on the Form ADVs.

(e) The Company has made available to Parent a list of all material customer complaints which have been made from January 1, 2009 to the date hereof against the Company, or any officers, directors, partners, employees, principals or investment advisors or registered representatives of the Company, all of which are set forth in Schedule 3.17(e) of the Company Disclosure Letter. Except as set forth in Schedule 3.17(e) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, nor to the Company’s Knowledge of the Company, threatened.

(f) The Company has not been, nor has, to the Knowledge of the Company, any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his or her duties or services, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, or (v) a recipient of any supervisory letter from, any Governmental Entity.

(g) The Company has at all times been in compliance with the terms of each Advisory Contract and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default, except as would not have a Material Adverse Effect on the Company. Each Advisory Contract complies with the restrictions set forth in Section 205 of the Investment Advisers Act. “Advisory Contract” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any client to which the Company is a party and acts as an investment adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity).

(h) The Company has not deviated from the standard forms of Advisory Contracts and addenda thereto used in the business of the Company, except for changes relating to compensation or changes that are not materially adverse to the interests of such investment adviser. The Company has provided Parent with complete and correct copies of the standard forms of Advisory Contracts and addenda thereto used in the business of the Company.

(i) The Company has acquired for any assignment prior to the date hereof, and will acquire for assignments in connection with the Transaction, client consent for the assignment of each Advisory Contract, as required by Section 205 of the Investment Advisers Act.

(j) The Company has maintained and preserved books and records that comply with Section 204 of the Investment Advisers Act and the rules promulgated thereunder and has disseminated no advertising material in contravention of Rule 206(4)-1.

3.18 Insurance Matters.

(a) The Company (i) is, and at all times since commencing its insurance business has been, duly registered, licensed or qualified as an insurance entity in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified. Schedule 3.18(a) of the Disclosure Letter sets forth each state in which the Company is an admitted or non-admitted insurance agent; and for each state in which it is non-admitted, but is required to be admitted, whether it has been approved or disapproved.

(b) Each of the Company’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority to conduct the business of the Company is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with the Company, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) The Company has made available to Parent a list of all material customer complaints, which have been made from January 1, 2009 to the date hereof against the Company or any of its insurance representatives and which are set forth in Schedule 3.18(c) of the Company Disclosure Letter. Except as set forth in Schedule 3.18(c) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, or to the Company’s Knowledge, threatened.

(d) The Company has, to the extent applicable, complied with FINRA Rules 2320 and 2330 governing the activities of members with regard to the offer and sale of variable contracts and has maintained appropriate compensation records in accordance therewith.

(e) The Company has, to the extent applicable, substantially followed the guidelines set forth in FINRA Rule 2210 as it applies to its communications to the public about variable annuities, whether those communications be individualized letters, presentations, sales literature or advertisements.

(f) The Company has not, nor has, to the Knowledge of the Company, any Affiliate, officer, director, employee, agent or independent contractor thereof, been disciplined in any manner by any Governmental Entity for activity related to the offer or sale of insurance by the Company or its Subsidiaries, except as listed in Schedule 3.18(f) of the Disclosure Letter.

3.19 Disclosure. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. The Company represents and warrants that no information contained in the Disclosure Letter furnished to Parent by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

3.20 No Illegal or Improper Transactions. To the Knowledge of the Company, since January 1, 2010, neither the Company nor any Subsidiary or any officer, director, employee, registered representative, agent or Affiliate of the Company or any Subsidiary on behalf thereof has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any Subsidiary; (b) facilitating the purchase or sale of any product or service; or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or Law. To the Knowledge of the Company, no Employee or registered representative of the Company, any Subsidiary or any Investment Adviser affiliated with the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation of any applicable law, in each case, by the Company, any Subsidiary or any Investment Adviser affiliated with the Company. As of the date hereof, no Person to the Knowledge of the Company has asserted or has threatened to assert, any claim for any Proceeding, against the Company or any Subsidiary arising out of any discharge, demotion, suspension, threat, harassment or any discrimination against an employee or registered representative of such company because of any act of such Employee or registered representative described in 18 U.S.C. § 1514A(a).

3.21 Bank Accounts. Schedule 3.21 of the Disclosure Letter sets forth the name of each bank or brokerage firm with which the Company or any Subsidiary has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank or brokerage firm and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding tax or other powers of attorney from the Company or any Subsidiary other than in the ordinary course of business.

3.22 Licensed Employees. The Company has made available to Parent a true and complete list of all registered representatives of the Company and any Subsidiary and other Persons holding securities or insurance licenses in connection with their duties performed for the Company and any Subsidiary and each state or jurisdiction in which each individual is so registered.

3.23 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding specifically upon the Company or any Subsidiary or their respective Assets or to which the Company or a Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing the business practices of the Company or any Subsidiary as currently conducted or any acquisition of property by the Company or any Subsidiary that would otherwise be permitted by applicable Law.

3.24 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, (a) neither the Company nor any Subsidiary has violated or is in violation of any Environmental Law; (b) none of the real properties currently or formerly leased or operated by the Company or any Subsidiary (including, without limitation, air, soils and surface and ground waters) is contaminated with any Hazardous Substance; (c)  neither the Company nor any Subsidiary is actually or alleged in writing to be liable for any off-site contamination by Hazardous Substances; and (d) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law in order to conduct its business as presently conducted.

ARTICLE IV
SELLER REPRESENTATIONS

Each Seller, solely with respect to himself, herself or itself, represents and warrants to Parent as follows:

4.1 Organization. If Seller is not a natural person, it is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and in good standing under the laws of its respective jurisdiction of organization, and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.

4.2 Consents. Except for required FINRA approvals and except for the Required Consents, no Consent of or with any Governmental Entity or third Person is required to be obtained in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder.

4.3 Due Authorization. (a) He, she or it has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby; (b) the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary action of each of the Seller; (c) this Agreement has been duly executed and delivered by such Seller; and (d) assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

4.4 No Conflicts. The execution and delivery of this Agreement by such Seller, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under (i) the Organizational Documents of that Seller, if not a natural person or (ii) any Law, Governmental Order or Permit to which such Seller is a party or by which such Seller or his, her or its properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of that Seller to consummate the transactions contemplated hereby; (b) result in the creation of, or give any third party the right to create, any Lien upon the assets of that Seller; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which that Seller is a party; or (d) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to such Seller.

4.5 Ownership. Seller is the record and beneficial owner of, and has good and valid title to, his, her or its respective number of Company Shares as set forth in Schedule 3.1(c) of the Disclosure Letter, free and clear of any Liens. Upon consummation of the Transaction, Parent will acquire good and valid title to his, her or its Company Shares, free and clear of any Liens.

4.6 Brokers, Finders. There is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of such Seller who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

4.7 Investment Intent. Such Seller is acquiring the Stock Consideration and the Transaction Notes for his, her or its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Such Seller has not, directly or indirectly, offered the Stock Consideration or Transaction Notes to anyone or solicited any offer to buy the Stock Consideration or Transaction Notes from anyone, so as to bring such offer and sale of the Stock Consideration by such Seller within the registration requirements of the Securities Act. Such Seller agrees and acknowledge that (a) neither the Stock Consideration nor the Transaction Notes are registered under any federal or state securities laws and the Stock Consideration subject to the provisions of Section 2.4 hereof; (b) certificates evidencing the shares comprising the Stock Consideration shall bear appropriate restrictive legends; (c) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available; and (d) Parent shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates unless an opinion of counsel has been provided to the transfer agent indicating that such shares have been registered for resale or an exemption for the transfer of such shares is available. Accordingly, such Seller will not sell, convey, transfer or offer for sale any of the Stock Consideration or Transaction Notes except in compliance with this Agreement and the Securities Act, any applicable state securities Laws or pursuant to any exemption therefrom. Such Seller has been furnished with, or has been provided access to, all reports that Parent has filed with the Securities and Exchange Commission (“SEC”), and anything else which such Seller has requested relating to the foregoing and has been afforded the opportunity to ask questions and receive answers from Parent’s directors and officers and to otherwise obtain any additional information deemed necessary or advisable by such Sellers and his, her or its representatives to evaluate Seller’s acquisition of the Stock Consideration and Transaction Notes. Such Seller believes that he, she or it has been fully apprised of all facts and circumstances necessary to permit him, her or it to make an informed decision about acquiring the Stock Consideration and Transaction Notes, including regarding the current and proposed business, management, financial condition and affairs of Parent, that he, she or it has sufficient sophistication and knowledge and experience in business and financial matters, that he, she or it is capable of evaluating the merits and risks of an investment Parent represented by the Stock Consideration and Transaction Notes, that he, she or it has the capacity to protect his, her or its own interests in connection with the transactions contemplated hereby and understands that he, she or it may be required to hold the Stock Consideration for an indefinite period and acknowledges that he, she or it can bear the loss of his, her or its entire investment in Parent. If such Seller is or becomes a Person subject to Parent’s insider trading policy, Seller agrees to adhere to the provisions, restrictions and requirements thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each of the Sellers as follows:
5.1	Corporate Matters.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

(b) Parent has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent, and this Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

5.2 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of Parent or (ii) conflict with, breach or violate any Law, Governmental Order or Permit to which Parent is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect on Parent.

(b) Except for required FINRA, SEC and NYSE MKT approvals, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which Parent or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates’ assets are subject) is required to be obtained, made or effected by or with respect to Parent in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect on Parent.

5.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect on Parent.

5.4 Availability of Funds. Parent has, as of the date of this Agreement, cash in an aggregate amount sufficient for Parent to pay the Cash Purchase Price and to consummate the Transaction as contemplated herein.

5.5 Brokers, Finders. Parent does not have any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

5.6 SEC Filings. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act. Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since the filing of Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011 (each such filing, together with Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011, an “SEC Report”). Each SEC Report, as of its respective filing date and, if subsequently amended, as of the respective filing date of each subsequent amendment thereto: (a) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent and its subsidiaries included in the SEC Reports (the “Parent Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the Parent Financial Statements have been prepared from and in accordance with the books and records of Parent and in accordance with GAAP applied on a consistent basis during the periods covered, except as may be indicated in the notes thereto, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of Parent and its subsidiaries as of their respective dates and the results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby in accordance with GAAP in all material respects.

5.7 Regulatory Matters. There are no regulatory proceedings against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened by the SEC, FINRA, NYSE or any other governmental or self-regulatory agency, any adverse outcome of which would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect on Parent.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1 Conduct of the Company and the Subsidiaries.

(a) From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Parent (such consent not to be unreasonably withheld), Sellers shall cause the Company and the Subsidiaries to conduct their businesses only in the ordinary course of business consistent with past practice and Sellers shall cause the Company and the Subsidiaries to use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with employees, registered representatives, investment adviser representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (ii) make all filings, pay all fees and take all other actions necessary to operate the business of the Company as currently operated, (iii) preserve, in all material respects, the goodwill and relationships with employees, registered representatives, investment adviser representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (iv) maintain in full force and effect until the Closing substantially the same levels of coverage of errors and omissions and other insurance with respect to the Assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement, (v) comply in all material respects with all Laws applicable to any of the Company and the Subsidiaries, (vi) maintain in full force and effect, and comply with, all of the material Permits, (vii) maintain their respective books and records in accordance with past practice, (vii) upon the reasonable request of Parent, confer with Parent concerning operational matters, and (ix) otherwise report periodically to Parent, upon the reasonable request of Parent, concerning the status of the business, operations and finances of the Company and the Subsidiaries.

(b) From the date hereof through the Closing, except as expressly provided in this Agreement, described in Schedule 6.1(b) of the Disclosure Letter or consented to in writing in advance by Parent (such consent not to be unreasonably withheld), Sellers shall cause the Company and the Subsidiaries to not:

(i) amend or modify their Organizational Documents or corporate structure, or the terms of any Equity Securities,

(ii) (A) issue or otherwise encumber any Equity Securities of the Company or any Subsidiary, (B) declare or pay any dividends or distributions on, or make any other distributions in respect of, any Equity Securities of the Company or any Subsidiary, or (C) purchase, redeem or otherwise acquire or dispose of any Equity Securities of the Company or any Subsidiary,

(iii) incur any Indebtedness, make any investment in, or make any loan, advance or capital contribution to, any Person or make any capital expenditure otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $50,000,

(iv) (A) sell, lease or otherwise dispose of, or extend or exercise any option to sell, lease or otherwise dispose of, any material Assets or (B) mortgage or pledge any Assets of the Company or any Subsidiary, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice,

(v) fail to maintain its books and records in material accordance with GAAP or make any material change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law,

(vi) amend any Tax Return, file any claim for a refund, change any method of Tax accounting, make or change any election or settle or compromise any liability with respect to Taxes that could reasonably be expected to result in a material increase in Tax liability of Parent or the Company or any Subsidiary after the Closing Date,

(vii) pay, discharge, cancel or satisfy (A) Taxes or (B) any claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice,

(viii) cancel, amend or waive any claims or rights of substantial value,

(ix) commence, compromise or settle, or take any material action with respect to, any Legal Proceedings,

(x) except as may be required under the terms of the Benefit Plans or by Law (A) adopt, amend or terminate any Benefit Plan (other than any termination of a Benefit Plan in connection with the Transaction), (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under a Benefit Plan, to the extent not already provided in such Benefit Plan, (C) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, except as may be required by GAAP, (D) forgive any loans to directors, officers or Employees of the Company or any Subsidiary or any Seller, or (E) forgive any loans to any registered representatives other than in the ordinary course of business consistent with past practice,

(xi) grant, pay or provide to any director, officer, registered representative or Employee of the Company or and Subsidiary any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or

(xii) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

6.2 Filings; Other Actions; FINRA.

(a) Each of Parent and Sellers shall, and Sellers shall cause the Company and its Subsidiaries to, cooperate with each other and use all commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement, including the Required Consents.

(b) The Sellers shall promptly cause the Company to file with FINRA all applications and documentation as is necessary for compliance with FINRA Rule 1017 and for FINRA’s consideration of the approval of the change of control of the Company that will result from the Transaction and shall make all commercially reasonable best efforts to promptly respond to all inquiries and requests for additional information made by FINRA. Parent shall use all commercially reasonable best efforts to cooperate promptly with the Company in the production of any information related to Parent required by the foregoing process.

6.3 Access and Information.

(a) Subject to applicable Laws relating to the exchange of information, prior to the Closing, Sellers shall provide and shall use commercially reasonable efforts to cause the Company to provide to Parent and its representatives after the date of this Agreement any information and documents reasonably requested by Parent primarily relating to the Company and its Subsidiaries and their respective businesses, operations, affairs, properties, books and records and shall use commercially reasonable efforts to provide Parent and its representatives with reasonable access to personnel from Hagelin & Alloway P.S. directly involved in the audit of the 2013 Audited Financial Statements (it being understood that all such access shall be coordinated through Company).

(b) To the extent permissible under applicable Law, from the Closing until the fourth anniversary of the Closing, Parent will afford to Sellers and their agents reasonable access at reasonable times to the books, records and auditors of the Company and its Subsidiaries to the extent reasonably required by Sellers for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Sellers may not unreasonably interfere with the conduct of the business of the Company or Parent. From and after the Closing, Sellers shall (i) hold all information relating to the Company and its Subsidiaries or the Business possessed by or subject to the control of Sellers (including all information provided or obtained pursuant to the immediately preceding sentence) in strict confidence and use of such information by Sellers and its representatives in the same manner and to the same degree as it restricts disclosure of its own confidential information and such restrictions are to remain in effect after Closing for a period of seven (7) years and (ii) not use any such information to the detriment of the Business.

6.4 No Solicitation; Acquisition Proposals. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE IX), each of the Principal Shareholders and the Company shall not, and shall cause the Sellers’, the Company’s and its Subsidiaries’ respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers, the Company or any Subsidiary) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE IX), each Seller other than those listed in the preceding sentence shall not, and shall cause such Seller’s Affiliates and their respective directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by such Seller) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Each Seller shall promptly notify Parent after receipt of any Acquisition Proposal or any request for information relating to the Company or any Subsidiary by any Person who has informed such Seller that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and each Seller shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

6.5 Publicity. Sellers, on the one hand, and Parent, on the other hand, shall, and the Representatives shall cause the Company and its Subsidiaries to, consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any applicable securities exchange.

6.6 Listing of Shares. Prior to the Closing Date, Parent will file an application for the listing of the shares of Parent Common Stock comprising the Stock Consideration on the NYSE MKT LLC (“NYSE MKT”) and shall use commercially reasonable efforts to cause such additional listing application to be approved by the NYSE MKT Listing Qualification Office on or before the Closing Date. Parent shall bear all expenses incident to such listing and will use commercially reasonable efforts to cause the shares comprising the Stock Consideration to remain listed on a national securities exchange or such other market as may be the principal market on which the Parent Common Stock is quoted or listed.

6.7 Non-Competition; Non-Solicitation.

(a) Each of (i) Messrs. Hamby, Westberg and Forsythe agrees that for a period commencing on the date hereof and ending on the later of (A) the fifth anniversary of the Closing Date and (B) the second anniversary of the last day of their employment with the Company (or any Affiliate thereof) and (ii) each other Seller agrees that for a period commencing on the date hereof and ending on the later of (A) the second anniversary of the Closing Date and (B) the first anniversary of the last day of their employment with the Company (or any Affiliate thereof), he or she shall not, without the prior written consent of Parent, directly or indirectly, through another Person:

(i) engage in a Competitive Business (as defined below) including but not limited to, as an officer, employee, director, agent, consultant, contractor, shareholder, member or partner, in the Geographical Areas (as defined below); provided, however, that notwithstanding the foregoing, such Seller shall be permitted to own less than two percent (2%) of the stock of any firm or corporation and same shall not be deemed, in and of itself, a breach of this Section 6.7,

(ii) hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Person who is an executive, employee, client, customer, consultant or registered representative of the Company or any Subsidiary, Parent or any Affiliate of Parent (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Company, Parent or an Affiliate of Parent or to take employment with, or utilize the services of, another party other than the Company, Parent or an Affiliate of Parent. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons, and

(iii) register with any broker-dealer or affiliate himself with any registered investment adviser other than the Company or an Affiliate of Parent.

(b) "Competitive Business” means owning, managing, operating, selling or controlling, or participating in the ownership, management, operation, sale or control of (i) any securities brokerage business (including the sale of variable annuity products), (ii) any investment advisory business, (iii) any business providing asset management services, or (iv) any business marketing life insurance.

(c) “Geographical Areas” means the territorial United States. Sellers agree and acknowledge that the Company and subsidiaries of Parent conduct business in all 50 states.

(d) Each Seller agrees and acknowledges that (i) the scope and period of restrictions in this Section 6.7 and the geographic area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of Parent and its Affiliates, (ii) this Section 6.7 accurately describes the business to which restrictions are intended to apply, and (iii) the obligations and restrictions contained in this Section 6.7 are an integral part of the consideration motivating Parent to enter into this Agreement and to complete the Transaction and that Parent would not consummate the transactions contemplated by this Agreement without same. It is the intent of the parties that the provisions of this Section 6.7 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 6.7 is adjudicated to be invalid or unenforceable, Section 6.7 will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this subsection (d) in the particular jurisdiction in which such adjudication was made.

(e) Each Seller recognizes that the obligations imposed on them in this ARTICLE VI are special, unique, and of extraordinary character, and that in the event of breach by any of them, damages may be an insufficient remedy; consequently, it is agreed that Parent may have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages.

(f) Notwithstanding anything to the contrary, if either Messrs. Hamby, Westberg or Forsythe has his employment with the Company (and any Affiliate thereof) terminated following the fifth anniversary of the Closing Date, during the two years following such termination he may (i) provide asset management or brokerage services to his existing and former customers and clients, and (ii) if he has not been terminated for “cause” (as such term is defined in any employment agreement between him and the Company) and if he possess the necessary registrations and licenses, he may provide asset management or brokerage services to individual retail customers and clients, provided that no such customer or client is then an existing customer or client of any other investment advisor or registered representative of the Company or any Affiliate thereof and further provided that he provides such services as an investment adviser representative or registered representative of the Company or an Affiliate thereof (with commissions to be paid on the then current commission structure of the Company or such Affiliate, as applicable).

6.8 Termination of Certain Agreements and Release of Obligations.

(a) At the Closing, the Sellers shall cause each Person that is a party to the Shareholders Agreement to execute and deliver to Parent, for the benefit of the Company and its Subsidiaries, termination agreements in form and substance reasonably satisfactory to Parent terminating each of the foregoing as of the Effective Time (the “Terminations”).

(b) At the Closing, Sellers shall, on behalf of themselves and with respect to any Seller that is not a natural person, such Seller’s equity holders, execute and deliver to Parent, for the benefit of the Company and its Subsidiaries, a general release and discharge, in form and substance reasonably satisfactory to Parent and the Representatives, releasing and discharging the Company and its Subsidiaries from any and all Liabilities to Sellers existing on or prior to the Closing (or which could arise after Closing from events transpiring or circumstances existing prior to Closing), including, but not limited to (i) any and all such rights under the Shareholders Agreement, (ii) those obligations set forth in Schedule 6.8(b) of the Disclosure Letter, and (iii) any and all claims or causes of action that any such Person has against the Company, its Subsidiaries, officers, directors and employees, arising out of, relating to, or otherwise in connection with (A) the Company or (B) the Company Shares and any rights associated therewith (the “Releases”).

6.9 Monthly Financial Information. Between the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Sellers shall make available to Parent as soon as practicable following the filing thereof, the FOCUS Reports filed during such period with respect to the Company. The financial statements filed as part of such FOCUS Reports and such other financial statements shall be prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial position of the Company and its Subsidiaries at the respective dates thereof and their results of operations for the periods covered thereby, except, in each case, (a) to the extent notes to such Financial Statements or statements of shareholders’ equity and/or cash flows would be required for such conformity to GAAP, would disclose deviations from GAAP or would reflect matters that would impact such financial position or results of operations; and (b) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

6.10 Retention Agreements. Subject to compliance with this Agreement, including Section 2.3 hereof, promptly after Closing, Parent shall cause the Company to pay to the employees named in Schedule 6.10(a) of the Disclosure Letter the retention payments in the respective amounts indicated on such Schedule 6.10(a) out of excess capital, the aggregate of such payments not to exceed $3,000,000. It shall be a condition to the payment of the aforementioned retention payments that each person listed in Schedule 6.10(b) of the Disclosure Letter shall have executed a retention agreement in the form of Exhibit E hereto. Notwithstanding anything to the contrary, in the event the Transaction has not been consummated on or prior to December 15, 2014, the Company shall be permitted to pay some or all of such retention payments on or after December 15, 2014 and prior to the Closing, provided that retention agreements in the forms of the foregoing exhibits are executed by each recipient thereof who is one of the persons listed on Schedule 6.10(b) of the Disclosure Letter, except that such retention agreements may further provide that (i) any repayment that would otherwise be required to be made thereunder by the recipient due to the termination of the recipient’s employment prior to the Closing shall be made only upon and at the Closing and (ii) the retention agreement shall be null and void if this Agreement is terminated pursuant to Article IX.

6.11 Intellectual Property. Each Seller severally and not jointly agrees to and hereby does assign to the Company all of their respective rights, title and interest in or to any and all intellectual property, trade secrets, proprietary products, services and techniques, ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, development, innovations and improvements whether patentable or not, that: (a) are reasonably related to the business of Parent, the Company or any of their respective Subsidiaries; (b) involve research or development of Parent or the Company or any of their respective Subsidiaries (whether actual or demonstrably anticipated); or (c) incorporate any of Parent’s or the Company’s or any of their respective Subsidiaries’ confidential information, conceived or made in whole or in part by any of them during their affiliation with Parent or the Company or any Subsidiary thereof, whether alone or with others, and whether or not conceived or made during regular work hours or utilizing the resources of any of Parent or the Company or any of their respective Subsidiaries or at the suggestion of any Person on behalf of any of the foregoing entities (collectively, the “Intellectual Property”). Each Seller severally and not jointly agrees to provide all assistance reasonably requested by the Company in the preservation, establishment and/or enforcement of its interests in the Intellectual Property; to the extent that the Company requests such assistance, it agrees to compensate such Person at a rate consistent with their prior experience and level of compensation and to reimburse such Person’s reasonable expenses and costs incurred in the provision of such assistance.

6.12 Insurance Coverage. From the Closing through the three-year anniversary of the Closing Date, Parent shall cause the Company and its Subsidiaries to use commercially reasonable efforts to maintain in full force and effect at least substantially the same levels of insurance coverage with respect to the Assets, operations and activities of the Company and its Subsidiaries as are in effect immediately prior to the Closing Date, so long as the premium required for such insurance coverage is not more than 120% of the premium for such existing insurance coverage as of the date hereof.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Sellers and Parent. The obligation of Sellers and Parent to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers and Parent on or prior to the Closing Date of each of the following conditions:

(a) All required approvals by FINRA and the NYSE MKT shall have been obtained.

(b) No Governmental Order shall have been entered and shall remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No investigation, review or Legal Proceeding by any Governmental Entity with respect to Parent, the Company or any Subsidiary shall be pending or, to the knowledge of Parent or Sellers, respectively, threatened, nor shall have any Governmental Entity indicated an intention to conduct the same.

7.2 Conditions to the Obligation of Parent. The obligation of Parent to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties contained in ARTICLES III and IV that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case as of such representation or warranty shall be true as of the specified date.

(b) The Management Employment Agreements shall be in full force and effect as of the Closing Date.

(c) Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing and shall have delivered or caused the delivery of the items prescribed by Section 2.2(c) hereof.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an officer of the Company, as to the fulfillment by the Company and Sellers, as applicable, of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof.

(e) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have or result in, a Material Adverse Effect on the Company.

(f) All Required Consents shall have been obtained.

7.3 Conditions to the Obligation of Sellers and the Company. The obligation of Sellers and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Company and Sellers on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties contained in ARTICLE V that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case as of such representation or warranty shall be true as of the specified date.

(b) Parent shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Parent at or before the Closing and shall have delivered or caused the delivery of the items prescribed by Section 2.2(b) hereof.

(c) Parent shall have delivered to Sellers a certificate, dated the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b) hereof.

(d) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival; Effect of Materiality Qualifiers.

(a) The representations and warranties in this Agreement shall survive the Closing as follows:

(i) the representations and warranties in Section 3.1 and Section 3.15, ARTICLE IV, Section 5.1 and Section 5.5 hereof shall survive the Closing indefinitely,

(ii) the representations and warranties in Section 3.5 hereof shall survive the Closing and will not terminate until the date that is 30 days after the expiration of the applicable statute of limitations to the matters covered thereby, and

(iii) all other representations and warranties in this Agreement shall survive the Closing and will not terminate for three (3) years following the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.

(c) No claim for indemnification, reimbursement or any other remedy pursuant to Section 8.2 hereof may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 8.1(a) hereof; provided, however, that if, prior to such applicable date, Parent shall have notified the Representatives in writing of a claim for indemnification under this ARTICLE VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE VIII notwithstanding such expiration date.

8.2 Indemnification of Parent by Principal Shareholders and Sellers.

(a) From and after the Closing Date, the Principal Shareholders shall jointly and severally indemnify and save and hold harmless Parent and its Subsidiaries and their respective employees, officers, directors and Affiliates (collectively, the “Indemnified Parties”) from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made by the Company or any Principal Shareholder to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date or if made as of a specified date, on that specified date, (ii) any non-fulfillment or breach of any covenant or agreement made by the Company or any of the Principal Shareholders in this Agreement, and (iii) the conduct of the business of the Company on or before the Closing Date (except with respect to Liabilities arising from the pre-closing conduct for which adequate reserves are made on the Company’s consolidated financial statements as of the Closing Date). Notwithstanding the foregoing, no indemnity shall be payable under Section 8.2 (a)(iii) hereof until the aggregate Covered Losses exceed $1,000,000 (“Floor”) and then an indemnity shall be payable under Section 8.2(a)(iii) hereof for all Covered Losses in excess of the Floor up to and including an aggregate of $6,000,000 (“Ceiling”) less the Floor amount.

(b) From and after the Closing Date, each Seller shall, to the extent of its portion of the Transaction Consideration, indemnify and save and hold harmless the Indemnified Parties from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made such Seller to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date or if made as of a specified date, on that specified date and (ii) any non-fulfillment or breach of any covenant or agreement made by such Seller in this Agreement.

8.3 Procedures Relating to Indemnification.

(a) If an Indemnified Party shall desire to assert any claim for indemnification provided for under this ARTICLE VIII in respect of, arising out of or involving a claim or demand made by any Person (other than a Party hereto or Affiliate thereof) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Representatives in writing (in reasonable detail taking into account the information then available to such Indemnified Party) of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party or parties shall have been actually prejudiced as a result of such failure. The Indemnified Party shall deliver to the Representatives, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The Representatives shall promptly notify all applicable indemnifying parties of any such claim upon Representatives’ receipt of notice of same as prescribed hereby.

(b) If a Third-Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the Indemnified Party therefor, it may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the indemnifying party. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the Indemnified Party, so long as such settlement includes (i) an unconditional release of the Indemnified Party from all Liabilities in respect of such Third-Party Claim, (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c) If an Indemnified Party shall desire to assert any claim for indemnification provided for under this ARTICLE VIII other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the Representatives in writing making specific reference to this Section 8.3(c), and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 30 days after its receipt, it will have no further right to contest the validity of such claim. The Representatives shall promptly notify all applicable indemnifying parties of any such claim upon Representatives’ receipt of notice of same as prescribed hereby.

8.4 Knowledge. Except for matters disclosed in the Disclosure Letter or to the extent representations and warranties are qualified by the knowledge of the party making the representation or warranty, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.

8.5 Indemnity Payments. Notwithstanding anything to the contrary in this Agreement, if any Seller is obligated to indemnify an Indemnified Party under this ARTICLE VIII, the indemnifying Seller may satisfy such indemnity obligations by the following methods as elected by such Seller: (a) payment in cash to the Indemnified Parties; (b) tendering to the Indemnified Parties shares of Parent Common Stock acquired in the Transaction (valued using the Agreed Value); or (c) authorizing Parent to offset against the next payments to be made to such Seller under the Transaction Notes. In the event any Seller fails to promptly pay an indemnification obligation in accordance with the foregoing, Parent or the applicable Affiliate thereof shall be entitled to offset the amount of such obligation against payments to be made to such Seller under the Transaction Notes or against any other payments due from Parent or any Affiliate to such Seller.

8.6 Transaction Consideration Adjustment. All payments made pursuant to this ARTICLE VIII shall be treated by the Parties hereto as adjustments to the Transaction Consideration for all tax purposes to the extent permitted by Law. An indemnity payment due and payable by an indemnifying party under this ARTICLE VIII shall be decreased to the extent of any net reduction in Taxes actually realized by the Indemnified Party resulting from the Covered Losses.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Parent and Sellers;

(b) By the Company or Parent, by written notice to the other party, if the Closing shall not have occurred by November 6, 2014 (“Initial Termination Date”), unless the Initial Termination Date is extended by the mutual written consent of the Company and Parent; provided that no party may terminate this Agreement pursuant to this Section 9.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by the Initial Termination Date. Notwithstanding the foregoing, if FINRA has not approved or disapproved of the change of control that will result from the Transaction or any of the Required Consents have not been obtained by the Initial Termination Date, a party may unilaterally extend this Agreement to a date no later than February 15, 2015; provided that such party has not breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by the Initial Termination Date.

(c) By the Company, by written notice to Parent, if (i) at any time the representations and warranties of Parent contained in this Agreement shall fail to be true and correct, or Parent shall at any time have failed to perform and comply with all agreements and covenants of Parent contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.3(a), Section 7.3(b), or Section 7.3(d) hereof would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by Parent from the Company; or

(d) By Parent, by written notice to the Company and Sellers, if at any time the representations and warranties of the Company or any of the Sellers contained in this Agreement shall fail to be true and correct, or the Company and any of the Sellers shall at any time have failed to perform and comply all agreements and covenants of the Company and the Sellers contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) hereof would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by Sellers from Parent.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1 hereof, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, shareholders or Affiliates; provided, however, that the agreements contained in Section 6.5 and Section 10.1 hereof and this Section 9.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination.

ARTICLE X
GENERAL PROVISIONS

10.1 Expenses. Except as otherwise specifically provided in this Agreement, (i) the Sellers shall bear the expenses, costs and fees, including attorneys’, auditors’ and financing fees, if any (collectively, the “Transaction Expenses”) of the Company and the Sellers and (ii) Parent shall bear the Transaction Expenses of Parent in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected.

10.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

10.3 Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested or delivered by recognized overnight courier to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a) if to Sellers or the Company:

KMS Financial Services, Inc.
2001 Sixth Avenue
Suite 2801
Seattle, WA 98121
Attention: Mark Hamby, Chairman

with a copy to (which copy shall not constitute notice):

KMS Financial Services, Inc.
2001 Sixth Avenue
Suite 2801
Seattle, WA 98121
Attention: Tracy “Ace” Forsythe, Esq.

Aery Advisors

6513 132nd Ave NE

Suite 398

Kirkland, WA 98033

Attention: Bradley B. Furber, Sr., Esq.

and

(b) if to Parent:

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Attention: Richard J. Lampen, President

with copies to (which copy shall not constitute notice):

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Attention: Brian L. Heller, Esq.

and

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174-1901
Attention: David Alan Miller, Esq.

or, in each case, at such other address as may be specified in writing by notice to the other parties hereto.

10.4 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors, executors, administrators, legal representatives, heirs and permitted assigns of the respective parties hereto. All representations, warranties, covenants, agreements, rights and privileges made, granted or delivered to the Company pursuant to this Agreement or any document or agreement entered into or executed pursuant to this Agreement shall, following the Transaction, vest in the Representatives to be exercised for the benefit of all Sellers as their interest may appear. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and the successors, executors, administrators, legal representatives, heirs and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to ARTICLE VIII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

10.5 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.6 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules (including the Disclosure Letter) referred to herein and all documents delivered at closing or otherwise delivered hereunder) constitutes the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

10.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.10 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Florida, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

10.11 Consent to Jurisdiction, Etc.

(a) The parties consent to exclusive jurisdiction of the state and federal courts of the State of Florida (and any courts from which appeals from judgments of such courts are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Florida state or federal court in accordance with the provisions of Section 10.11(a) hereof. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.12 Representative. Each of the Sellers hereby appoints Mark Hamby and Eric Westberg as its, his or her exclusive agent and attorney-in-fact (the “Representatives”) (a) to give and receive notices and communications with respect to the provisions of this Agreement (including under ARTICLE VIII hereof), (b) to amend the terms of this Agreement (but not individual contracts, the forms of which may be attached hereto or incorporated herein by reference), (c) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement and (d) to take any and all actions necessary or appropriate in the judgment of the Representatives to be taken on behalf of Sellers under such provisions of this Agreement (including under ARTICLE VIII hereof). Such agency is irrevocable and coupled with an interest. Upon the death or incapacity of either Representative, or his ceasing to be an employee or independent contractor of the Company or any Affiliate, the remaining Representative shall be the sole Representative and shall notify the Parent of such change in writing. Upon the death or incapacity of both Representatives, or their both ceasing to be an employee or independent contractor of the Company or any Affiliate, the Sellers, acting as a group with voting power based on voting power held by Sellers in the voting securities of the Company prior to the Closing Date shall appoint a successor Representative and shall notify the Parent of such successor in writing. Any successor Representative must be an employee of the Company or any Affiliate. Notwithstanding the foregoing, no bond shall be required of the Representatives and Sellers shall be responsible for the expenses of the Representatives incurred in the course of their duties as Representative, including reasonable attorneys’ fees. Notices or communications to or from a Representative shall constitute notice to or from Sellers in respect of matters relating to this Agreement. Any decision, act, consent or instruction of a Representative shall constitute a decision, act or consent of all Sellers, and shall be final, binding and conclusive upon each Seller, and Parent may rely upon any decision, act, consent or instruction of a Representative as being the decision, act, consent or instruction of each and every Seller.

10.13 Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

KMS FINANCIAL SERVICES, INC

By:       /s/ Eric Westberg
Name: Eric Westberg
Title: President and Chief Operating Officer

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:       /s/ Brian Heller
Name: Brian Heller
Title: Senior Vice President – Business and
Legal Affairs

SELLERS SIGNATURE PAGES:

PRINCIPAL SHAREHOLDERS:

/s/ Mark Hamby
Mark Hamby

/s/ Eric Westberg
Eric Westberg

/s/ Tracy Forsythe
Tracy Forsythe

NON-PRINCIPAL SHAREHOLDERS:

/s/ Aileen Krohn
Aileen Krohn

/s/ Casey Dougherty
Casey Dougherty

/s/ David Lawrence
David Lawrence

/s/ Bruce J. King
Bruce J. King

/s/ Julie Scott
Julie Scott

/s/ Kenneth Paulsen
Kenneth Paulsen
/s/ Kenneth Snider
Kenneth Snider

/s/ Mark Zellerhoff
Mark Zellerhoff

/s/ Sandra Harley
Sandra Harley

/s/ Anthony Curran
Anthony Curran